NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports Record First Quarter 2023 Results
•Record first quarter sales, gross margin, operating profit, and earnings per diluted share
•Net sales of $5.5 billion, up 12% YOY
–Organic sales growth of 11% YOY
•Operating profit of $346 million; operating margin of 6.3%
–Adjusted EBITDA of $421 million, up 16% YOY; adjusted EBITDA margin of 7.6%, up 20 basis points YOY
–Gross margin of 21.9%, up 60 basis points YOY
•Earnings per diluted share of $3.48
–Adjusted earnings per diluted share of $3.75, up 3% YOY
PITTSBURGH, May 4, 2023 /PR Newswire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the first quarter of 2023.
“After delivering an exceptional performance in 2022, we’re off to a strong start this year and once again set new first quarter company records for sales, backlog, margin and profitability. The power of our increased scale, industry-leading positions, and expanded portfolio of products, services and solutions is clearly evident in our continued strong performance,” said John Engel, Chairman, President and CEO.
Mr. Engel continued, “Strong secular demand trends and continued execution of our enterprise-wide cross selling and margin improvement programs are driving our sustained growth and market outperformance. Our dedicated team of colleagues continues to provide resilient and critical supply chain solutions for our customers around the world, capturing the benefits of our exposure to these sustainable secular trends. As our three-year integration program comes to a close this year, our digital transformation is accelerating which will result in an even higher level of performance, operating efficiency, supplier partnership and customer loyalty.”
Mr. Engel concluded, “We are reaffirming our 2023 outlook and remain confident in our ability to drive mid- to high-single digit sales growth this year, along with continued EBITDA margin expansion. We are also reaffirming that we expect to generate approximately $600 to $800 million in free cash flow in support of our growth initiatives and capital allocation priorities. In the near-term, we are focusing our cash generation on debt reduction and expect to reduce our leverage below the midpoint of our target range of 2.0 to 3.5x by year-end. We look forward with greater confidence than ever to a future of market outperformance and value creation.”

The following are results for the three months ended March 31, 2023 compared to the three months ended March 31, 2022:
•Net sales were $5.5 billion for the first quarter of 2023 compared to $4.9 billion for the first quarter of 2022, an increase of 12.0%, reflecting price inflation and volume growth, secular demand trends, execution of our cross-sell program, and an improving supply chain. Organic sales for the first quarter of 2023 grew 10.8% as the acquisition of Rahi Systems, which closed in November of 2022, positively impacted reported net sales by 2.8%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 1.6%. Backlog at the end of the first quarter of 2023 increased 21% compared to the end of the first quarter of 2022. Sequentially, backlog remained flat.
•Cost of goods sold for the first quarter of 2023 was $4.3 billion compared to $3.9 billion for the first quarter of 2022, and gross profit was $1.2 billion and $1.0 billion, respectively. As a percentage of net sales, gross profit was 21.9% and 21.3% for the first quarter of 2023 and 2022, respectively. Gross profit as a percentage of net sales for the first quarter of 2023 reflects our continued focus on value-driven pricing and pass-through of inflationary costs, along with the continued momentum of our margin improvement program.
•Selling, general and administrative ("SG&A") expenses were $817.7 million, or 14.8% of net sales, for the first quarter of 2023, compared to $718.1 million, or 14.6% of net sales, for the first quarter of 2022. SG&A expenses for the first quarter of 2023 and 2022 include merger-related and integration costs of $19.5 million and $25.6 million, respectively. Adjusted for these amounts,

SG&A expenses were $798.2 million, or 14.5% of net sales, for the first quarter of 2023 and $692.5 million, or 14.0% of net sales, for the first quarter of 2022. Adjusted SG&A expenses for the first quarter of 2023 reflect higher salaries and benefits due to wage inflation and increased headcount, including the impact of the Rahi Systems acquisition, as well as an increase in volume-related costs such as commissions and transportation. Increased costs to operate our facilities also contributed to higher SG&A expenses. In addition, digital transformation initiatives contributed to higher expenses in the first quarter of 2023, including those related to professional and consulting fees. These increases were partially offset by the realization of integration cost synergies and a reduction to incentive compensation expense.
•Depreciation and amortization for the first quarter of 2023 was $44.4 million compared to $47.0 million for the first quarter of 2022, a decrease of $2.6 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $5.3 million of accelerated amortization expense for the first quarter of 2022.
•Operating profit was $346.4 million for the first quarter of 2023 compared to $284.0 million for the first quarter of 2022, an increase of $62.4 million, or 22.0%. Operating profit as a percentage of net sales was 6.3% for the current quarter compared to 5.8% for the first quarter of the prior year. Adjusted for the merger-related and integration costs described above, operating profit was $365.9 million, or 6.6% of net sales, for the first quarter of 2023. Adjusted for merger-related and integration costs, and accelerated trademark amortization, operating profit was $314.9 million, or 6.4% of net sales, for the first quarter of 2022.
•Net interest expense for the first quarter of 2023 was $95.0 million compared to $63.6 million for the first quarter of 2022. The increase reflects higher borrowings and an increase in variable interest rates.
•Other non-operating expense for the first quarter of 2023 was $10.1 million compared to $1.1 million for the first quarter of 2022. Net benefits of $0.3 million and $3.6 million associated with the non-service cost components of net periodic pension (benefit) cost were recognized for the three months ended March 31, 2023 and 2022, respectively. Due to fluctuations in the U.S. dollar against certain foreign currencies, a net foreign currency exchange loss of $9.5 million was recognized for the first quarter of 2023 compared to a net loss of $3.6 million for the first quarter of 2022.
•The effective tax rate for the first quarter of 2023 was 18.3% compared to 17.2% for the first quarter of 2022. The current quarter and the comparable prior year period both reflect discrete income tax benefits resulting from the exercise and vesting of stock-based awards. The first quarter of 2022 also reflects a discrete income tax benefit resulting from a reduction to the valuation allowance recorded against foreign tax credit carryforwards.
•Net income attributable to common stockholders was $182.7 million for the first quarter of 2023 compared to $166.8 million for the first quarter of 2022. Adjusted for merger-related and integration costs and the related income tax effect, net income attributable to common stockholders was $196.9 million for the first quarter of 2023. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $189.7 million for the first quarter of 2022. Adjusted net income attributable to common stockholders increased 3.8% year-over-year.
•Earnings per diluted share for the first quarter of 2023 was $3.48, based on 52.5 million diluted shares, compared to $3.19 for the first quarter of 2022, based on 52.2 million diluted shares. Adjusted for merger-related and integration costs and the related income tax effect, earnings per diluted share for the first quarter of 2023 was $3.75. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the first quarter of 2022 was $3.63. Adjusted earnings per diluted share increased 3.3% year-over-year.
•Operating cash flow for the first quarter of 2023 was an outflow of $255.4 million compared to an outflow of $172.0 million for the first quarter of 2022. The net cash outflow in the first quarter of 2023 was primarily driven by changes in working capital, including an increase in inventories of $223.8 million as shipments from suppliers have accelerated due to an improving supply chain. An increase in trade accounts receivable of $133.5 million and a decrease in accounts payable of $86.5 million due to the timing of receipts from customers and payments to suppliers, respectively, also contributed to the net cash outflow.

Segment Results
The Company has operating segments comprising three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
The Company incurs corporate costs primarily related to treasury, tax, information technology, legal and other centralized functions. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.

The following are results by segment for the three months ended March 31, 2023 compared to the three months ended March 31, 2022:
•EES reported net sales of $2,135.1 million for the first quarter of 2023 compared to $2,090.0 million for the first quarter of 2022, an increase of 2.2%. Organic sales for the first quarter of 2023 grew 3.9% as fluctuations in foreign exchange rates negatively impacted reported net sales by 1.7%. The increase in organic sales compared to the prior year quarter reflects continued momentum in our industrial business driven by strength in the automation, petrochemical, and metals and mining end markets, as well as growth in non-residential construction. These positive factors were partially offset by a transfer of certain customer accounts to the CSS segment, which negatively impacted reported net sales for EES by approximately 2%, as well as lower sales in certain original equipment manufacturer end markets. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $183.0 million for the first quarter of 2023, or 8.6% of net sales, compared to $192.4 million for the first quarter of 2022, or 9.2% of net sales. Adjusted EBITDA decreased $9.4 million, or 4.9% year-over-year, as an increase in gross profit was more than offset by higher SG&A expenses.
•CSS reported net sales of $1,732.0 million for the first quarter of 2023 compared to $1,434.2 million for the first quarter of 2022, an increase of 20.8%. Organic sales for the first quarter of 2023 grew 13.3% as the acquisition of Rahi Systems in the fourth quarter of 2022 positively impacted reported net sales by 9.5%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 2.0%. The increase in organic sales compared to the prior year quarter reflects growth in our security solutions and network infrastructure businesses, as well as the benefits of cross selling and improvements in supply chain constraints. The transfer of certain customer accounts from the EES segment also positively impacted reported net sales for CSS by approximately 2%. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $155.5 million for the first quarter of 2023, or 9.0% of net sales, compared to $123.0 million for the first quarter of 2022, or 8.6% of net sales. Adjusted EBITDA increased $32.5 million, or 26.4% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above.
•UBS reported net sales of $1,654.8 million for the first quarter of 2023 compared to $1,408.0 million for the first quarter of 2022, an increase of 17.5%. Organic sales for the first quarter of 2023 grew 18.2% as fluctuations in foreign exchange rates negatively impacted reported net sales by 0.7%. The increase in organic sales compared to the prior year quarter reflects significant price inflation, secular trends in the utility business that are driving growth, as well as expansion in our integrated supply business. These positive factors were partially offset by lower sales in our broadband business due to certain customers depleting existing inventories. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation expense, was $187.7 million for the first quarter of 2023, or 11.3% of net sales, compared to $136.3 million for the first quarter of 2022, or 9.7% of net sales. Adjusted EBITDA increased $51.4 million, or 37.7% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above.
Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the first quarter of 2023 earnings as described in this News Release on Thursday, May 4, 2023, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $21 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding business strategy, growth strategy, competitive strengths, productivity and profitability enhancement, competition, new product and service introductions, and liquidity and capital resources, as well as statements regarding the expected benefits and costs of the transaction between Wesco and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives and expectations. Such statements can generally be identified by the use of words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," and similar words, phrases or expressions or future or conditional verbs such as "could," "may," "should," "will," and "would," although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Important factors that could cause actual results or events to differ materially from those presented or implied in the forward-looking statements include, among others, the failure to achieve the expected benefits of the transaction between Wesco and Anixter International Inc. or the anticipated benefits of Wesco's acquisition of Rahi Systems Holdings, Inc. in the expected timeframe or at all, unexpected costs or problems that may arise in successfully integrating the businesses of the companies, the impact of increased interest rates or borrowing costs, failure to adequately protect Wesco's intellectual property or successfully defend against infringement claims, failure to execute Wesco's environmental, social and governance (ESG) programs as planned, disruption of information technology systems or operations, natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks (such as the ongoing COVID-19 pandemic, including any resurgences or new variants), supply chain disruptions, geopolitical issues, such as the impact of Russia's invasion of Ukraine, including the impact of sanctions or other actions taken by the U.S. or other countries against Russia (as well as those imposed on China), the increased risk of cyber incidents and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, which may have a material adverse effect on the combined company's business, results of operations and financial condition. All such factors are difficult to predict and are beyond the company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Wesco's other reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Senior Director, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2023		March 31, 2022
Net sales	$5,521.9		$4,932.2
Cost of goods sold (excluding depreciation and amortization)	4,313.4	78.1%	3,883.1	78.7%
Selling, general and administrative expenses	817.7	14.8%	718.1	14.6%
Depreciation and amortization	44.4		47.0
Income from operations	346.4	6.3%	284.0	5.8%
Interest expense, net	95.0		63.6
Other expense, net	10.1		1.1
Income before income taxes	241.3	4.4%	219.3	4.4%
Provision for income taxes	44.1		37.7
Net income	197.2	3.6%	181.6	3.7%
Net income attributable to noncontrolling interests	0.1		0.4
Net income attributable to WESCO International, Inc.	197.1	3.6%	181.2	3.7%
Preferred stock dividends	14.4		14.4
Net income attributable to common stockholders	$182.7	3.3%	$166.8	3.4%

Earnings per diluted share attributable to common stockholders	$3.48		$3.19
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	52.5		52.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	As of
	March 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$349.1	$527.3
Trade accounts receivable, net	3,807.4	3,662.7
Inventories	3,729.5	3,498.8
Other current assets	562.1	641.7
Total current assets	8,448.1	8,330.5

Goodwill and intangible assets	5,166.3	5,184.3
Other assets	1,356.8	1,296.9
Total assets	$14,971.2	$14,811.7

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,648.3	$2,728.2
Short-term debt and current portion of long-term debt, net	7.6	70.5
Other current liabilities	883.0	1,018.6
Total current liabilities	3,538.9	3,817.3

Long-term debt, net	5,595.1	5,346.0
Other noncurrent liabilities	1,247.5	1,198.8
Total liabilities	10,381.5	10,362.1

Stockholders' Equity
Total stockholders' equity	4,589.7	4,449.6
Total liabilities and stockholders' equity	$14,971.2	$14,811.7

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Operating Activities:
Net income	$197.2	$181.6
Add back (deduct):
Depreciation and amortization	44.4	47.0
Deferred income taxes	11.6	(4.5)
Change in trade receivables, net	(133.5)	(324.6)
Change in inventories	(223.8)	(214.2)
Change in accounts payable	(86.5)	200.0
Other, net	(64.8)	(57.3)
Net cash used in operating activities	(255.4)	(172.0)

Investing Activities:
Capital expenditures	(13.9)	(15.2)
Other, net	1.3	0.1
Net cash used in investing activities	(12.6)	(15.1)

Financing Activities:
Debt borrowings, net(1)	181.0	191.3
Payments for taxes related to net-share settlement of equity awards	(51.6)	(16.8)
Payment of common stock dividends	(19.2)	—
Payment of preferred stock dividends	(14.4)	(14.4)
Other, net	(7.2)	7.1
Net cash provided by financing activities	88.6	167.2

Effect of exchange rate changes on cash and cash equivalents	1.2	8.8

Net change in cash and cash equivalents	(178.2)	(11.1)
Cash and cash equivalents at the beginning of the period	527.3	212.6
Cash and cash equivalents at the end of the period	$349.1	$201.5
(1)    The three months ended March 31, 2023 includes the repayment of the Company's $58.6 million aggregate principal amount of 5.50% Anixter Senior Notes due 2023 (the “Anixter 2023 Senior Notes”). The repayment of the Anixter 2023 Senior Notes was funded with borrowings under the Company's revolving credit facility.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

Organic Sales Growth by Segment - Three Months Ended:

	Three Months Ended		Growth/(Decline)
	March 31, 2023	March 31, 2022	Reported	Acquisition Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,135.1	$2,090.0	2.2%	—%	(1.7)%	—%	3.9%
CSS	1,732.0	1,434.2	20.8%	9.5%	(2.0)%	—%	13.3%
UBS	1,654.8	1,408.0	17.5%	—%	(0.7)%	—%	18.2%
Total net sales	$5,521.9	$4,932.2	12.0%	2.8%	(1.6)%	—%	10.8%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
Gross Profit:	March 31, 2023	March 31, 2022

Net sales	$5,521.9	$4,932.2
Cost of goods sold (excluding depreciation and amortization)	4,313.4	3,883.1
Gross profit	$1,208.5	$1,049.1
Gross margin	21.9%	21.3%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

	Three Months Ended
	March 31, 2023	March 31, 2022
Adjusted SG&A Expenses:
Selling, general and administrative expenses	$817.7	$718.1
Merger-related and integration costs	(19.5)	(25.6)
Adjusted selling, general and administrative expenses	$798.2	$692.5
Percentage of net sales	14.5%	14.0%

Adjusted Income from Operations:
Income from operations	$346.4	$284.0
Merger-related and integration costs	19.5	25.6
Accelerated trademark amortization	—	5.3
Adjusted income from operations	$365.9	$314.9
Adjusted income from operations margin %	6.6%	6.4%

Adjusted Provision for Income Taxes:
Provision for income taxes	$44.1	$37.7
Income tax effect of adjustments to income from operations(1)	5.3	8.0
Adjusted provision for income taxes	$49.4	$45.7
(1)    The adjustments to income from operations have been tax effected at rates of approximately 27% and 26% for the three months ended March 31, 2023 and 2022, respectively.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
Adjusted Earnings per Diluted Share:	March 31, 2023	March 31, 2022

Adjusted income from operations	$365.9	$314.9
Interest expense, net	95.0	63.6
Other expense, net	10.1	1.1
Adjusted income before income taxes	260.8	250.2
Adjusted provision for income taxes	49.4	45.7
Adjusted net income	211.4	204.5
Net income attributable to noncontrolling interests	0.1	0.4
Adjusted net income attributable to WESCO International, Inc.	211.3	204.1
Preferred stock dividends	14.4	14.4
Adjusted net income attributable to common stockholders	$196.9	$189.7

Diluted shares	52.5	52.2
Adjusted earnings per diluted share	$3.75	$3.63
Note: For the three months ended March 31, 2023, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs and the related income tax effects. For the three months ended March 31, 2022, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$171.3	$135.4	$180.3	$(304.3)	$182.7
Net (loss) income attributable to noncontrolling interests	(0.1)	0.2	—	—	0.1
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes	—	—	—	44.1	44.1
Interest expense, net	—	—	—	95.0	95.0
Depreciation and amortization	9.9	18.0	6.0	10.5	44.4
EBITDA	$181.1	$153.6	$186.3	$(140.3)	$380.7
Other expense, net	0.5	0.8	0.6	8.2	10.1
Stock-based compensation expense(1)	1.4	1.1	0.8	7.1	10.4
Merger-related and integration costs	—	—	—	19.5	19.5
Adjusted EBITDA	$183.0	$155.5	$187.7	$(105.5)	$420.7
Adjusted EBITDA margin %	8.6%	9.0%	11.3%		7.6%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended March 31, 2023 excludes $1.3 million that is included in merger-related and integration costs.

	Three Months Ended March 31, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$178.7	$103.7	$129.9	$(245.5)	$166.8
Net income attributable to noncontrolling interests	0.2	—	—	0.2	0.4
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes	—	—	—	37.7	37.7
Interest expense, net	—	—	—	63.6	63.6
Depreciation and amortization	12.0	18.1	5.8	11.1	47.0
EBITDA	$190.9	$121.8	$135.7	$(118.5)	$329.9
Other (income) expense, net	(0.1)	0.3	—	0.9	1.1
Stock-based compensation expense(1)	1.6	0.9	0.6	4.4	7.5
Merger-related and integration costs	—	—	—	25.6	25.6
Adjusted EBITDA	$192.4	$123.0	$136.3	$(87.6)	$364.1
Adjusted EBITDA margin %	9.2%	8.6%	9.7%		7.4%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended March 31, 2022 excludes $1.4 million that is included in merger-related and integration costs.
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, and merger-related and integration costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	March 31, 2023	December 31, 2022

Net income attributable to common stockholders	$818.9	$803.1
Net income attributable to noncontrolling interests	1.3	1.7
Preferred stock dividends	57.4	57.4
Provision for income taxes	281.0	274.5
Interest expense, net	325.8	294.4
Depreciation and amortization	176.5	179.0
EBITDA	$1,660.9	$1,610.1
Other expense, net	16.0	7.0
Stock-based compensation expense	43.9	41.0
Merger-related and integration costs	61.4	67.5
Adjusted EBITDA	$1,782.2	$1,725.6

	As of
	March 31, 2023	December 31, 2022
Short-term debt and current portion of long-term debt, net	$7.6	$70.5
Long-term debt, net	5,595.1	5,346.0
Debt discount and debt issuance costs(1)	54.2	57.9
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(1)	(0.1)	(0.3)
Total debt	5,656.8	5,474.1
Less: cash and cash equivalents	349.1	527.3
Total debt, net of cash	$5,307.7	$4,946.8

Financial leverage ratio	3.0	2.9
(1)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, and merger-related and integration costs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
Free Cash Flow:	March 31, 2023	March 31, 2022

Cash flow used in operations	$(255.4)	$(172.0)
Less: Capital expenditures	(13.9)	(15.2)
Add: Merger-related and integration cash costs	3.4	22.8
Free cash flow	$(265.9)	$(164.4)
Percentage of adjusted net income	(126)%	(80)%

Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three months ended March 31, 2023 and 2022, the Company paid for certain costs to integrate the acquired Anixter business. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods. Our calculation of free cash flow may not be comparable to similar measures used by other companies.